GreenKissNY Inc. DOS/A

Exhibit 6.12

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Arrangement with Slade Gorton & Co., Inc.

In December 2014, Nexus Staffing Specialists Inc. (“Nexus”) and Slade Gorton & Co., Inc. (“Slade”) entered into an oral arrangement pursuant to which Nexus agreed to provide Slade with temporary and permanent employees and personnel and administrative services. In exchange for such services, Slade agreed to pay to Nexus a markup of [*]% of gross wages paid to such temporary employees for regular hours and [*]% of gross wages paid to such temporary employees for overtime hours (hours in excess of 40 hours). Nexus also receives a fee for the placement of direct personnel in the amount of [*]%. Slade pays Nexus [*] days from receipt of invoice.